  EXHIBIT 10.01
8800 Enchanted Way SE Turner, Oregon 97392
Telephone (503) 588-9463 Toll Free (800) 344-9463 Facsimile (503) 362-0062
www.wvv.com

Employment Agreement – John Ferry

Date: 9/11/2019

Title: Chief Financial Officer.

Reporting To: CEO.

Job Description: Attached

Classification: Regular Full-Time

FLSA Designation: Salaried exempt.

Compensation:
Annual salary of $140,000. Normal company pay periods are on the 10th and 25th of each month.

Incentive pool:
For the first year of employment, an incentive of up to $15,000 will be available. Terms to be mutually agreed upon with CEO within 90 days of employment.

Benefits:
The current, standard company health, life, worker’s comp, and dental insurance coverage are offered per company policy and current plans. Eligibility for other benefits, including the 401(k) and tuition reimbursement, will generally take place per company policy after one year. The employee contributions to payment of benefit plans are determined annually.

Paid Vacation Time:
Employee will start with, and continue earning, 4 weeks of paid vacation per year (typically the maximum earned after 10 years of employment per the Employee Handbook).

Start Date: September 16, 2019

Non-Compete and Confidentiality:
So long as the Company employs the Employee, the Employee will not perform services for or own an interest in any business that competes with the Company (except as negotiated between Employee and Employer in writing, and attached as an addendum prior to hire date). At termination of employment, for any reason, Employee shall not perform services for any wine distributor, wine supplier, or any Oregon wine producer for the period of eighteen (18) months.

Employee shall not use or disclose any Company confidential information either during or after their employment with the Company.

Confidential information includes, but is not limited to: sales prospects lists, trade secrets, economic and asset data, sales and marketing data, production data, customer and supplier relationships and personnel information of the Company, disclosed or known by the Employee in the course of their employment with the Company, not generally known outside of the Company, and related to the actual or anticipated business of the Company.

Employee acknowledges that the Company shall own all confidential information, inventions, and other writings; marks or processes related to Employer’s business that Employee creates or develops during their employment with the Company. Employee shall immediately notify the Company if they create, develop or discover any item that, under the terms of this clause, belongs to the Company and The Employee will cooperate in the Company’s efforts to secure its rights in any such item.

Intellectual Property:
In addition, I acknowledge that all intellectual property including images and electronic data used or created for the Company is and remains the sole property of the Company and cannot be used in any fashion outside of the Company without the written expressed permission of the CEO of the Company.

No Poaching:
No attempt to hire, recruit or otherwise engage current WVV employees will be made the Employee during or after their work with the Company without written expressed permission of the CEO of the Company.

Use of Employee’s Name, Picture and Professional Background Information:
Employee agrees to allow the Company to use their name, photograph, and professional history in its advertising, sales, and informational material without any further compensation or remuneration other than as provided in this Agreement, including the use of such advertising, sales and informational material after Employee’s employment with the Company terminates so long as the advertising, sales or informational material was originally produced before Employee’s termination and is not used in a manner intended to deceive actual or potential customers, suppliers or investors of the Company.

The Company, without further compensation or remuneration to Employee, may use items created or copyrighted by Employee prior to his employment by the Company, but such use by the Company shall not affect Employee’s continuing ownership of the items.

Termination:
Your employment at Willamette Valley Vineyards is at-will and either party can terminate the relationship at any time with or without cause and with or without notice for any reason other than those prohibited by law.

You acknowledge that this Employment Agreement, (along with all referenced documents provided to date), represents the entire agreement between you and Willamette Valley Vineyards and that no verbal or written agreements, promises or representations that are not specifically stated in this agreement, are or will be binding upon Willamette Valley Vineyards.

Signatures:

/s/ JAMES W. BERNAU
James W. Bernau, President & CEO, Willamette Valley Vineyards /S/ JOHN FERRY	Date
John Ferry	Date